Exhibit 99.1

SPAR Group Announces the Appointment of Arthur B. Drogue to the Board of Directors

TARRYTOWN, NY – November 14, 2012 - SPAR Group, Inc. (NASDAQ: SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the appointment of Mr. Arthur B. Drogue to the Company's Board of Directors.  Mr. Drogue's Board appointment will become effective on January 1, 2013, when he also will become a member of the Board's Audit Committee, Compensation Committee and Governance Committee.  Additionally, the Company announced the retirement of Mr. Jerry Gilbert as a director of the Company, effective December 31, 2012.

Arthur B. Drogue most recently was Senior Vice President of Customer Development for the America's at Unilever. Prior to that, he led Unilever's U.S. Customer Development organization through eight years of outstanding growth and earnings success while merging five separate companies into one of the world's preeminent Consumer Packaged Goods companies with over $45 billion in annual sales.  His previous professional experience includes senior management positions at Best Foods, Nabisco, Northeastern Organization [NEO] Inc., and General Mills.  Mr. Drogue has held positions on several corporate and industry boards and has received numerous awards for his achievements.  Mr. Drogue earned a Bachelor of Arts Degree in Economics from Stetson University and completed an Executive Management Program at Cornell.

"Management is extremely pleased with the addition of Mr. Drogue to our Board of Directors," stated Mr. Gary Raymond, CEO and President of the SPAR Group "We believe that his industry knowledge, strategic relationships and previous board experience will continue to support our growth initiatives as we expand our global footprint."

"Mr. Drogue's appointment will coincide with the retirement of Mr. Jerry Gilbert, whom has served dutifully on SPAR's Board of Directors since 2001," stated Mr. Robert Brown, Chairman of the Board of Directors.  "As a member of the Audit Committee, Compensation Committee and Governance Committee, Mr. Gilbert's leadership and insight were valuable assets to the Company.  We wish him well on his retirement and thank him for his many years of successful service."

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the world in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) expectations, estimates, belief or guidance respecting customer contract expansion, increasing revenues, profits and earnings per share through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any acquisitions or other  transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success of the Company's international efforts, success and availability of acquisitions, and availability of financing and other risks or matters, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those forward looking statements and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.   All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net